UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  July 5, 2011
(Date of earliest event reported)

Banyan Rail Services Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 342-W, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-443-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 5, 2011, the Company filed a certificate of designation with the Delaware Secretary of State designating 10,000 shares of its preferred stock as Series C Preferred Stock. The issuance price of the Series C Preferred Stock is $100 per share and it is convertible by the holder at any time after certain events (the dates of which cannot presently be determined) have occurred or June 30, 2014, into the Company’s common stock.  At that time the Company may also elect to convert or redeem the Series C Preferred Stock.  The conversion price applicable to each share of Series C Preferred Stock will be the closing price of the Company’s common stock on the trading date preceding the issuance of that share of preferred stock.  The Series C Preferred Stock ranks senior to the common stock and pari passu with the Series A and Series B Preferred Stock of the Company as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Company.  The foregoing description of the certificate of designation is not complete and is qualified in its entirety by reference to the full and complete terms of the certificate of designation, which is attached to this current report as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Designation of Series C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

By:	/s/ C. Lawrence Rutstein
Name: C. Lawrence Rutstein
Title: Vice President of Administration and Secretary

Dated:  July 11, 2011

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation of Series C Preferred Stock